Exhibit 99(j)

CUSTODY AGREEMENT

THIS CUSTODY AGREEMENT (this “Agreement”) dated as of March 23 2011, is made by and between Oaktree Lending, LLC, a Delaware limited liability company (the “Company”) and Wells Fargo Bank, National Association, a national banking association, as custodian hereunder (the “Custodian”).

WHEREAS, the Company desires to engage the services of the Custodian to act on its behalf in providing custodial services for certain assets under the Company’s management.

WHEREAS, the Custodian is willing to act as the Company’s custodian upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.                                       Services to be Provided by the Custodian.  The Custodian shall:

(a)  Open, maintain and hold an account in the name of the Company (the “Custody Account”) where it will hold all cash, cash equivalents and securities (and all certificates and instruments representing the same) deposited with, or otherwise delivered to, the Custodian, and all interest, dividend, investment income, cash and other proceeds from time to time received in respect of any or all of the foregoing.  The Company shall deliver written notice to the Custodian in advance of each deposit or delivery made by the Company.

(b)  Invest all cash held in the Custody Account in investments as directed by the Company in writing.  The Custodian shall not invest immediately available funds held hereunder in the absence of instructions from the Company and shall not be liable for not investing or reinvesting funds in accordance with this Agreement in the absence of written investment instructions from the Company.  The Custodian shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Agreement.  The Custodian is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Custodian or for any third person or dealing as principal for its own account.  The Company acknowledges that the Custodian is not providing investment supervision, recommendations, or advice.

(c)  Disburse cash and securities in the Custody Account at the written direction of an authorized person or officer of Company or in accordance with a court order.

(d)  Present for payment all maturing securities or any securities called for redemption and collect proceeds therefrom, provided that the Custodian shall have no duty to institute enforcement actions.

2.                                       Powers of the Custodian.  The Custodian is authorized and empowered to:

(a)  Hold assets in the Company’s name or in the name of a nominee selected by the Custodian or at recognized securities depositories.

(b)  Employ agents other than its employees and delegate to them such ministerial and other nondiscretionary duties as it sees fit and to rely upon information furnished by such agents.

(c)  Make, execute, acknowledge and deliver any and all documents of transfer and conveyance and other instruments that may be necessary or appropriate to carry out its duties and powers.

3.                                       Reports.  The Custodian shall furnish to the Company a monthly statement of the Custody Account reflecting all activity during the month, and an inventory of assets as of month end.  The Custodian will furnish such other reports as may be reasonably requested by the Company, including reports to the Company’s accountants or examiners, but no more frequently than monthly, and as agreed to by the Custodian (such agreement not to be unreasonably withheld).

4.                                       Fees.  The Custodian shall receive compensation from the Company as set forth in Exhibit A attached to this Agreement, as amended from time to time by the parties.  The Custodian shall also be reimbursed by the Company for its reasonable out-of pocket expenses during the performance of the Custodian’s duties under this Agreement.  All out-of-pocket expense shall be promptly invoiced to the Company.  The Custodian is authorized and permitted to set off, recoup and/or otherwise deduct any unpaid fees, non-reimbursed expenses and/or unsatisfied indemnification rights from cash and other assets on deposit in the Custody Account if not paid by the Company within thirty (30) days of the date due.

5.                                       Authorized Persons.  The Company shall furnish a list to the Custodian of persons authorized to act on behalf of the Company for the purpose of transmitting instructions to the Custodian concerning the assets in the Custody Account (and shall update such list from time to time when there are changes therein).  An initial list is attached hereto as Exhibit B.  The Custodian shall have no duty to confirm whether the information on Exhibit B is current.  Unless and until written notice of any changes to Exhibit B shall be delivered to and acknowledged by the Custodian, the Custodian shall be entitled to assume that such information is current.

6.                                       Amendment and Termination.  This Agreement may be amended by written agreement of the Company and the Custodian at any time.  This Agreement shall continue in effect until terminated by either party upon thirty (30) days’ prior written notice to the other party.  Upon termination, all cash and other assets held in the Custody Account shall be delivered by the Custodian to the Company or to any other person in accordance with the Company’s written instruction.  Any outstanding and unpaid fees and expenses owed to the Custodian may be deducted by the Custodian from the cash and other assets held in the Custody Account prior to delivery to the Company or as the Company directs.

7.                                       Indemnification and Limitation on Liability.  The Company agrees to indemnify, defend and hold the Custodian and its agents, affiliates, successors and assigns harmless from and against any and all damages, claims, liabilities, losses and reasonable costs and expenses (including without limitation reasonable attorney’s fees and expenses) (“Losses”), that may be imposed on, incurred by, or asserted against the Custodian by reason of its acceptance of this account or the performance of its duties under this Agreement, including, but not limited to Losses incurred by the Custodian as a direct result of its efforts in following directions of the Company or a breach by the Company of any of its obligations herein and/or any action or inaction of the Custodian or of any other authorized parties, including third parties, regarding the Custody Account, unless such Losses are finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Custodian.  IN NO EVENT SHALL THE CUSTODIAN BE LIABLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND (INCLUDING WITHOUT LIMITATION LOST PROFITS) FROM ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY IT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM OF ACTION.  The foregoing indemnification shall survive any termination or assignment of this Agreement and any resignation or removal of the Custodian.

8.                                       Notices.  All notices, instructions, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if delivered personally to the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and written confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery via Federal Express or similar overnight courier service or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

Notices to the Company shall be directed and mailed as follows:

Oaktree Lending, LLC

333 S. Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attention:  David Orkin

Tel: 213-830-6847

Fax: 213-830-8505

Notices to the Custodian shall be directed and mailed as follows:

Wells Fargo Bank, N.A.

9062 Old Annapolis Rd.

Columbia, Maryland 21045

Attn:  CDO Trust Services— Oaktree Lending, LLC

Fax:  (410) 715-3748

Either party may change its address for purposes of the paragraph by giving the other party written notice of the new address in the manner set forth above.

9.                                       Inspection Privileges.  The books, records, documents, accounting procedures and practices of the Custodian relevant to this Agreement are subject to examination by the Company, or its designated independent public accountants, during normal business hours, upon at least two (2) business days’ prior written notice to the Custodian, and at the requesting party’s expense.

10.                                 Regarding the Custodian.

(a)  The Custodian shall not be liable for any action taken or not taken under this Agreement so long as it shall have acted without gross negligence or willful misconduct.

(b)   The rights and obligations of the Company may not be assigned or delegated to any other person without the written consent of the Custodian.  Subject to the foregoing, the terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No other persons shall have any rights under this Agreement.

(c)  The Custodian is not a party to, is not bound by, and has no duty to inquire into any agreement other than this Agreement. The Custodian shall have no implied duties, fiduciary or otherwise, beyond the express duties set forth herein.

(d)  The Custodian shall not be required to expend or risk its own funds or otherwise incur financial liability (other than expenses or liabilities otherwise required to be incurred by the express terms of this Agreement) in the performance of its duties hereunder if it believes that repayment of such funds, or adequate indemnity, is not assured to it.

(e)  The Custodian shall have the right, but not the obligation, to consult with counsel or other such professionals of the Custodian’s choice and shall not be liable for action taken or omitted to be taken by the Custodian in accordance with the advice or counsel of such professionals.

(f)  Any corporation or association into which the Custodian is converted or merged, or with which it is consolidated, or to which it sells or transfers all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Custodian is a party, shall be and become the successor to the Custodian under this Agreement and shall have and succeed to all of the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any other act.

(g)  The Custodian may resign as such following the giving of thirty (30) calendar days’ prior written notice to the Company.  The Company may remove the Custodian upon thirty (30) calendar days’ prior written notice to the Custodian.  The duties of the Custodian shall terminate thirty (30) days after recipient’s receipt of such notice (or as of such earlier date as may be mutually agreed by the Custodian and the Company).  The Custodian shall deliver the cash and other assets then in the Custody Account to a successor custodian in accordance with the Company’s written direction.  If the Company fails to appoint a successor prior to the expiration of thirty (30) calendar day notice period, the Custodian may, in its sole discretion, deliver the cash and other assets in the Custody Account to the Company, or may petition any court of competent jurisdiction for the appointment of a successor custodian.

(h)  The Custodian may assume the genuineness of, and may rely on, any written notice or communication from any person, without further verification, that the Custodian reasonably believes is from the proper party and shall be protected in doing so by the Company.

(i)  The Custodian shall not be responsible or liable for any failure or delay in the performance of its obligation under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Custodian shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

(j)  In the event that the Custody Account, or any cash or assets contained therein, shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree, shall be made or entered by any court order affecting the property deposited or held under this Agreement, the Custodian is hereby authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, and in the event that the Custodian obeys or complies with any such writ, order or decree it shall not be liable to the Company or any other person, firm or corporation, by reason of such compliance notwithstanding that such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.  To the extent permitted by applicable law, the Custodian shall provide notice of such writ, order or decree to the Company upon the Custodian’s receipt of such writ, order or decree.

(k)  The Custodian agrees to hold all non-public information relating to the Company that it may have access to pursuant to this Agreement in confidence, except for disclosure: (a) to legal counsel, accountants and other professional advisors to the Company or the Custodian; (b) to regulatory officials having jurisdiction over the Custodian; (c) to the extent required by law or legal process or purported to be so required by a governmental agency (provided that in the event the Custodian is required or purported to be required to disclose any such confidential information, the Custodian shall endeavor promptly to notify the Company, so that the Company may seek a protective order or other appropriate remedy).  The Custodian shall not use such non-public information for any purpose other than the performance of its duties hereunder.

11.                                 Facsimile Transmissions.

(a)  The Custodian is authorized to accept directions delivered to Custodian through the following means by authorized representatives, including duly appointed third parties.

(b)  The Custodian is authorized to act on written instructions conveyed by facsimile transmission, notwithstanding the fact that such instructions do not bear an original authorized signature, provided the instructions acted upon appear to be signed by a person(s) entitled to give binding instructions to the Custodian.

(c)  The Company understands the risks associated with communicating time sensitive matters, such as trade directions, by facsimile and acknowledges that, if it elects to do so, the Custodian will act within a reasonable time of receipt of the facsimile.  The Company further acknowledges that information or instructions provided by facsimile may be less confidential than information transmitted by other methods.

12.                                 Tax Matters.

(a)                                  Reporting of Income.  The Custodian shall report to the Internal Revenue Service (the “IRS”), as of each calendar year-end, and to the Company, all income earned from the investment of any sum held in the Custody Account, as and to the extent required under the provisions of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”).  The Company shall furnish the Custodian with a completed Form W-8 or Form W-9, as applicable.

(b)                                 Preparations and Filing of Tax Returns.  The Company assumes the obligation to prepare and file, to the extent applicable, any and all income or other tax returns applicable to the Custody Account with the IRS and any state or local taxing authorities.

(c)                                  Payment of Taxes.  Any taxes payable on income earned from the investment of any sums held in the Custody Account shall be paid by the Company, whether or not the income was distributed by the Custodian during any particular year, to the extent required under the provisions of the Code or otherwise.

13.                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

14.                                 Governing Law.  This Agreement and all transactions hereunder shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of New York.

15.                                 Entire Agreement.  This Agreement is the final integration of the agreement of the parties with respect to the matters covered by it and supersedes any prior understanding or agreement, oral or written, with respect thereto.

16.                                 Severability.  The invalidity of any portion of this Agreement shall not affect the validity of the remainder hereof.

[Signature page is attached.]

IN WITNESS WHEREOF, authorized officers of the parties have duly executed this Agreement as of the day and year first written above.

Oaktree Lending, LLC

By:	Oaktree Capital Management, L.P., manager

By:	/s/ David M. Kirchheimer

Name:	David M. Kirchheimer, CPA
Principal, Chief Financial
Title:	and Administrative Officer

By:	/s/ David A. Orkin

Name:	David A. Orkin

Title:	Senior Vice President

Wells Fargo Bank, National Association, as Custodian

By:	/s/ Jose M. Rodriguez

Name:	Jose M. Rodriguez

Title:	Vice President